Contact:
Francis J. Wiatr
Chairman, President and CEO
(860) 355-7602

January 26, 2005	For Immediate Release

NewMil Bancorp Reports 12% Increase in Net Income for 2004 (EPS up 13%)
Fourth Quarter Net Income Up 14% (EPS up 13%)
Announces 18% Quarterly Dividend Increase to $0.20

New Milford, CT—(January 26, 2005) The Board of Directors of NewMil Bancorp, Inc. (NASDAQ/NM:NMIL) today announced results of its fourth quarter and fiscal year ended December 31, 2004.

Diluted earnings per share increased 13% to $0.51 for the fourth quarter ended December 31, 2004 from $0.45 for the fourth quarter ended December 31, 2003. For the twelve-month period ending December 31, 2004, diluted earnings per share increased 13% to $1.95 from $1.73 for the twelve-months ending December 31, 2003.

Net income increased to $2.2 million for the fourth quarter of 2004, compared with $1.9 million for the fourth quarter of 2003. The strong results were attributable to increases in net interest income and lower non-interest expense. Net interest income increased primarily due to a $48.7 million increase in average earning assets, which more than offset the 26 basis point decrease in the net interest margin to 3.79%, compared with 4.05% at December 31, 2003. Non-interest expense decreased $0.5 million, or 10%, for the fourth quarter of 2004, primarily due to lower compensation, marketing and advertising costs as well as lower professional services expenses.

Net income for the twelve month period increased 12% to $8.4 million, compared with $7.5 million for the prior year. NewMil improved its net interest income by $1.4 million, or 6%, primarily from growth in average earning assets of $45.2 million. Service charges on deposit accounts increased 14% during the 2004 period, contributing to the growth in non-interest income. NewMil’s assets grew to $745 million, up $41 million since December 31, 2003. Total gross loans were $482 million at December 31, 2004, up $27 million over the prior year. Credit quality remains strong, as evidenced by nonperforming assets at 12 basis points of total assets at December 31, 2004. NewMil had less than four basis points in net loan charge-offs as a percent of average loans for the 2004 period. Deposits increased $29 million to $587 million from $558 million at December 31, 2003. At December 31, 2004, book value and tangible book value per common share were $13.25 and $11.29, respectively, and tier 1 leverage and total risk-based capital ratios were 7.79% and 14.40%, respectively. Return on average shareholders’ equity was 16% for 2004. NewMil’s efficiency ratio was below 59% for 2004.

Francis J. Wiatr, NewMil’s Chairman, President and CEO, noted, “This was another excellent quarter for us and a year of outstanding performance. Our net interest margin remained strong, primarily due to the stability of our commercial lending business. We continue to develop new relationships with businesses and consumers all across Western Connecticut and Fairfield County. In a very competitive market, our broad commercial service offerings and outstanding response to customers’ business needs make NewMil an excellent choice for commercial banking services, particularly compared with the offerings of our larger out-of-state competitors.

“We are also improving market share in our branch system, as evidenced by increases in total deposits and service satisfaction levels that we monitor and track through mystery shops and other client service studies. We continually evaluate our service delivery to ensure that customers experience the higher levels of service that we strive to achieve. Our focus on service and our strong positions in Connecticut’s Litchfield and Fairfield Counties have positioned us well for further gains in market share.”

The Board of Directors also announced a quarterly dividend increase of 18% to 20 cents per common share, payable on February 19, 2005 to shareholders of record on February 2, 2005. This is the largest percentage increase in recent years and reflects the Board’s confidence in the quality of our performance and future outlook.

NewMil Bancorp is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 19 full-service banking offices.

Financial highlights are attached.

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Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.
(continued)
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NewMil Bancorp, Inc
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)

	Three month		Twelve month
	period ended		period ended
	December 31		December 31
STATEMENT OF INCOME	2004	2003	2004	2003

Interest and dividend income	$9,009	$8,904	$35,418	$35,131
Interest expense	2,503	2,445	9,515	10,588
Net interest income	6,506	6,459	25,903	24,543
Provision for loan losses	-	-	-	-
Non-interest income
Service fees on deposit accounts	764	716	2,968	2,605
Gains on sales of mortgage loans	39	116	185	357
Other non-interest income	182	294	790	924
Total non-interest income	985	1,126	3,943	3,886
Non-interest expense
Compensation	2,291	2,412	9,544	9,591
Occupancy and equipment	754	773	2,951	3,000
Postage and telecommunication	147	150	591	567
Professional services, collection & OREO	191	380	919	958
Printing and office supplies	110	108	416	380
Marketing	141	217	550	421
Service bureau EDP	87	96	366	395
Amortization of intangible assets	49	61	196	244
Other	493	546	1,957	1,899
Total non-interest expense	4,263	4,743	17,490	17,455
Income before income taxes	3,228	2,842	12,356	10,974
Provision for income taxes	1,010	901	3,909	3,446
Net income	$2,218	$1,941	$8,447	$7,528

Per common share
Diluted earnings	$0.51	$0.45	$1.95	$1.73
Basic earnings	0.53	0.47	2.01	1.82
Cash dividends	0.17	0.15	0.66	0.60

Statistical data
Net interest margin	3.79%	4.05%	3.87%	3.93%
Efficiency ratio	56.91	62.53	58.60	61.40
Return on average assets	1.21	1.12	1.18	1.11
Return on average common
shareholders’ equity	16.01	14.92	15.59	14.38
Weighted average equivalent
common shares outstanding, diluted	4,313	4,307	4,327	4,348

(continued)
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NewMil Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
	December 31,	December 31,
FINANCIAL CONDITION	2004	2003

Total assets	$744,599	$704,042
Loans, net	476,660	449,651
Allowance for loan losses	5,048	5,198
Securities	216,558	199,101
Cash and cash equivalents	18,493	22,524
Intangible assets	8,240	8,700
Deposits	587,010	558,168
Federal Home Loan Bank advances	75,654	70,247
Repurchase agreements	13,147	9,317
Long term debt	9,806	9,746
Shareholders' equity	55,613	52,306
Non-performing assets	922	1,262
Deposits
Demand (non-interest bearing)	$66,895	$49,813
NOW accounts	85,889	76,524
Money market	147,375	155,911
Savings and other	85,829	84,660
Certificates of deposit	201,022	191,260
Total deposits	587,010	558,168

Per common share
Book value	$13.25	$12.78
Tangible book value	11.29	10.65

Statistical data
Non-performing assets to total assets	0.12%	0.18%
Allowance for loan losses to total loans	1.05	1.14
Allowance for loan losses to non-performing loans	547.51	411.89
Common shareholders' equity to assets	7.47	7.43
Tangible common shareholders' equity to assets	6.36	6.19
Tier 1 leverage capital	7.79	7.39
Total risk-based capital	14.40	13.23
Common shares outstanding, net
(period end)	4,197	4,093

- End -

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